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                                                                       EXHIBIT 2


AGREEMENT DATED AS OF DECEMBER 22, 2000, BETWEEN LIBERTY MEDIA CORPORATION ("LIBERTY") AND LIBERTY LIVEWIRE CORPORATION ("LIVEWIRE").


                                    RECITALS

A. On July 25, 2000, Liberty, Livewire, AT&T Corp. ("PARENT"), E-Group Merger Corp., a wholly-owned subsidiary of Parent, and Video Services Corporation ("VSC") entered into an Agreement and Plan of Merger (the "MERGER AGREEMENT"). The Merger Agreement provides for the merger (the "MERGER") of E-Group Merger Corp. with and into VSC, with VSC surviving.

B. In the Merger, each share of VSC common stock outstanding at the effective time shall be converted into the right to receive 0.104 shares of LMGA PLUS $2.75 in cash, in a taxable transaction.

C. As a result of the Merger and the Post-Merger Restructuring Transactions contemplated by (and as defined in) the Merger Agreement (the "RESTRUCTURING TRANSACTIONS"), Parent will acquire, and subject to certain conditions immediately transfer to Liberty, 100% of the outstanding capital stock of VSC. As used herein, the term "VSC EQUITY" means 100% of the capital stock of VSC acquired by Liberty as a result of the Merger and the Restructuring Transactions.

D. Liberty and Livewire are parties to a First Amended and Restated Credit Agreement dated as of December 22, 2000 (the "Credit Agreement"), pursuant to which Liberty has agreed to make subordinated convertible loans to Livewire on the terms and subject to the conditions set forth therein.

E. As soon as practicable following the Merger and the Restructuring Transactions, Liberty will contribute the VSC Equity to Livewire (the "VSC CONTRIBUTION") in exchange for a convertible subordinated promissory note under the Credit Agreement in principal amount equal to the Agreed Consideration. As a result of the VSC Contribution, VSC will become a wholly-owned subsidiary of Livewire.

F. The Merger Agreement provides that options to purchase shares of VSC Common Stock under a VSC stock option plan or otherwise ("VSC Stock Options") will be treated as follows:

     - VSC Stock Options granted pursuant to the Video Services Corporation 1997 Long Term Incentive Plan shall be accelerated and terminated at the effective time of the Merger unless exercised prior thereto;

     - Each VSC Stock Option granted pursuant to (i) the International Post Limited 1993 Long Term Incentive Plan (the "1993 Plan") and (ii) the Stock


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          Option Agreement dated as of February 15, 1994, between International
          Post Limited (formerly, International Post Group, Inc.) and Jeffrey J. Kaplan (the "Kaplan Option") shall be accelerated and converted into an option to purchase a number of shares of LMGA equal to the number of shares of VSC Common Stock formerly subject to such option, TIMES 0.208; and

     - VSC will use its reasonable best efforts to persuade each person holding a VSC Stock Option issued pursuant to the 1993 Plan to exercise such option prior to the effective time of the Merger.

G. The VSC Stock Options are (and the Carryover Options shall remain) contractual obligations of VSC.

H. In consideration of the VSC Contribution, the payment of the Agreed Consideration and the other covenants and agreements set forth herein, Liberty has agreed to provide Livewire with the additional funding provided for in Article III of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties to this Agreement HEREBY AGREE AS FOLLOWS:

     ARTICLE I. CERTAIN DEFINITIONS. As used herein, the following terms have the corresponding meanings:

     1.1. "AGREED CONSIDERATION" means the sum of the following:

               (a)  the VSC Outstanding Share Number, TIMES $2.75; PLUS

               (b) the VSC Outstanding Share Number, TIMES 0.104, TIMES the LMGA Average Closing Price.

     1.2. "CARRYOVER OPTIONS" means any and all stock options (which, immediately prior to the effective time of the Merger are exercisable for shares of VSC Common Stock, and from and after the effective time of the Merger are exercisable for shares of LMGA) under the 1993 Plan or the Kaplan Option, as such options are in effect immediately after the effective time of the Merger.

     1.3. "LIABILITIES" means any and all liabilities, obligations, losses, damages, costs, expenses, claims, actions and causes of action whatsoever, whether known or unknown, matured or unmatured, fixed or contingent.


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     1.4. "LMGA" means the Class A Liberty Media Group Common Stock, par value
$1.00 per share, of Parent. If Parent redeems the LMGA prior to the Merger in connection with a split-off of the Liberty Media Group or similar transaction, LMGA shall mean and refer to the class or series and number of shares of capital stock issued in exchange for each share of LMGA in such transaction.

     1.5. "LMGA AVERAGE CLOSING PRICE" means the average of the closing market price per share, as of 4:00 p.m. New York City time, of shares of LMGA, on The New York Stock Exchange on each of (i) the day of the Merger, (ii) the business day immediately preceding the day of the Merger, and (iii) the business day immediately following the day of the Merger.

     1.6. "VSC COMMON STOCK" means the common stock, par value $.01 per share, of VSC, as in effect immediately prior to the effective time of the Merger.

     1.7. "VSC OUTSTANDING SHARE NUMBER" means the number of shares of VSC Common Stock outstanding immediately prior to the effective time of the Merger, including without limitation any shares of VSC Common Stock deemed to be outstanding immediately prior to the effective time of the Merger as a result of the exercise or deemed exercise of any VSC Stock Options at or prior to the closing of the Merger pursuant to Section 2.3(b) or Section 7.4(j) of the Merger Agreement.

ARTICLE II. VSC CONTRIBUTION.

     2.1. CONTRIBUTION. As soon as practicable following the Merger and the Restructuring Transactions, Liberty shall contribute to Livewire the VSC Equity, in exchange for the Agreed Consideration.

     2.2. CONSIDERATION. The Agreed Consideration will be payable in full at the closing of the VSC Contribution, by delivery of Livewire's convertible subordinated promissory note under the Credit Agreement.

     2.3. OUTSTANDING VSC INDEBTEDNESS AND OPTIONS. Liberty shall not be liable for any indebtedness or other obligations of VSC whatsoever, including without limitation any obligation under or in respect of any VSC Stock Options or (except for the funding obligation expressly provided in Article III hereof) any Carryover Options.

ARTICLE III. CARRYOVER OPTIONS.

     The Carryover Options shall be obligations of VSC, and VSC (or Livewire) shall be entitled to retain any and all exercise prices and/or other amounts paid upon the exercise of any Carryover Option. VSC shall be solely responsible for


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any and all payroll, withholding or other taxes relating to any exercise of
Carryover Options. Nothing in this Agreement shall give any holder of a Carryover Option any rights against Liberty whatsoever.

ARTICLE IV. CERTAIN REPRESENTATIONS, WARRANTIES AND COVENANTS.

     4.1. REPRESENTATIONS, WARRANTIES AND COVENANTS OF LIBERTY. Liberty hereby represents, warrants and covenants to Livewire that this Agreement has been duly executed and delivered by Liberty. Liberty has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery by Liberty of this Agreement and the performance by Liberty of its obligations hereunder have been duly and validly authorized by all necessary corporate action on its part. This Agreement is a legal, valid and binding obligation of Liberty, enforceable in accordance with its terms.

     4.2. REPRESENTATIONS, WARRANTIES AND COVENANTS OF LIVEWIRE. Livewire hereby represents, warrants and covenants to Liberty that this Agreement has been duly executed and delivered by Livewire. Livewire has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery by Livewire of this Agreement and the performance by Livewire of its obligations hereunder have been duly and validly authorized by all necessary corporate action on its part. This Agreement is a legal, valid and binding obligation of Livewire, enforceable in accordance with its terms.

     4.3. FURTHER ASSURANCES. If at or at any time after the closing of the VSC Contribution, either party considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in Livewire the VSC Equity, or otherwise to carry out the intent and purposes of this Agreement, then, at the request of either party, each party shall execute and deliver (or cause to be executed and delivered), all such deeds, bills of sale, assignments and assurances and shall take and do all such other acts and things as either party may determine to be necessary or desirable to vest, perfect or confirm any and all rights, title and interests in, to and under the VSC Equity, and otherwise to carry out the intents and purposes of this Agreement.

ARTICLE V. CONDITIONS.

     The respective obligations hereunder of Liberty and Livewire to consummate the VSC Contribution are in each case subject to the satisfaction on the closing date of each of the following conditions:

     5.1. ABSENCE OF INJUNCTIONS AND PROCEEDINGS. No permanent or preliminary injunction or restraining order or other order by any court or other


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governmental entity of competent jurisdiction or other legal restraint or prohibition shall be in effect, (i) preventing consummation of any of the transactions contemplated hereby as provided herein, or permitting such consummation only subject to any condition or restriction that has had or could have a material adverse effect on the business, operations, results of operations, financial condition, or prospects of Liberty, Livewire, VSC or any direct or indirect subsidiary of any of them or of any other affiliate of Liberty, (ii) requiring the divestiture, as a result of any of the transactions contemplated hereby, of any substantial portion of the business or assets of Liberty, Livewire, VSC or of any direct or indirect subsidiary of any of them or of any other affiliate of Liberty, (iii) imposing material limitations on the ability of Liberty (directly or, in the case of indirectly owned securities, indirectly) effectively to exercise full rights of ownership of shares of capital stock or other ownership interests of Livewire, VSC or any other direct or indirect subsidiary of Liberty (including the right to vote such shares or other ownership interests on all matters properly presented to the shareholders or other equity holders of such entity) or making the holding by Liberty (or a direct or indirect subsidiary of Liberty) of any such shares or other ownership interests illegal or subject to any materially burdensome requirement or condition, or (iv) requiring Liberty, Livewire, VSC or any direct or indirect subsidiary of any of them or any other affiliate of Liberty to cease or refrain from engaging in any line of business, as a result of this Agreement or any transaction contemplated hereby.

     5.2. NO ADVERSE ENACTMENTS. No statute, rule, regulation, law, order, judgment or decree enacted, promulgated, entered, issued, enforced or deemed applicable by any foreign or U.S. federal, state or local court or other governmental authority of competent jurisdiction shall be in effect that (i) makes this Agreement, the VSC Contribution or any other transaction contemplated hereby illegal or imposes or is reasonably likely to impose material damages or penalties in connection therewith or otherwise prohibits or unreasonably delays any such transaction, (ii) requires or is reasonably likely to require, as a result of the consummation of the VSC Contribution or any other transaction contemplated hereby, the divestiture of or any restrictions or conditions on the conduct of any substantial portion of the business or assets of Liberty, Livewire, VSC or any direct or indirect subsidiary of any of them or of any other affiliate of Liberty, (iii) imposes or is reasonably likely to result in imposition of material limitations on the ability of Liberty (directly or, in the case of indirectly owned securities, indirectly) effectively to exercise full rights of ownership of shares of capital stock or other ownership interests of Livewire, VSC or any other direct or indirect subsidiary of Liberty (including the right to vote such shares or other ownership interests on all matters properly presented to the shareholders or other equity holders of such entities), or makes the holding by Liberty (or a direct or indirect subsidiary of Liberty) of any such shares or other ownership interests illegal or subject to any materially burdensome requirement or condition, or (iv) requires or is reasonably likely to require Liberty, Livewire, VSC or any direct or indirect subsidiary of any of them or any other affiliate of Liberty to cease or


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refrain from engaging in any material business, as a result of this Agreement or the consummation of any transaction contemplated hereby.

     5.3. TAX MATTERS. There shall not have been any change in law or regulation, and no new decision, regulation or interpretation published by the Internal Revenue Service or any other governmental authority of competent jurisdiction after the date of this Agreement, that could reasonably be anticipated to make the VSC Contribution taxable to Liberty or Livewire (or any member of a consolidated group of which Liberty or LIvewire is a member) for U.S. federal income tax purposes.

     5.4. REGISTRATION RIGHTS AGREEMENT. Liberty and Livewire shall have entered into a Registration Rights Agreement in substantially the form attached to this Agreement as Annex A, and such agreement shall be in full force and effect.

ARTICLE VI. INDEMNIFICATION.

     6.1. ALLOCATION OF LIABILITIES. All Liabilities related to or arising out of the business or operations of VSC, the Merger Agreement, the Merger, the VSC Contribution, the ownership of the VSC Equity by Liberty or Livewire, the VSC Stock Options and Carryover Options or any modification or termination thereof, or otherwise related to or arising out of this Agreement or any transactions contemplated hereby shall, as between Liberty and Livewire, be Liabilities of Livewire (collectively, "Livewire Liabilities"), except as provided in the immediately following sentence. Notwithstanding the foregoing, as between Liberty and Livewire, Liberty shall be responsible for (i) its obligations under this Agreement, (ii) any Liabilities resulting from a breach of this Agreement by Liberty and (iii) any Liabilities to the extent arising out of or relating to any untrue or allegedly untrue statement of a material fact contained in or incorporated by reference into the proxy statement/prospectus relating to the Merger, the S-4 registration statement of which such proxy statement/prospectus is a part, any other proxy materials provided to stockholders of VSC or filed with the Securities and Exchange Commission in connection with the Merger or any amendment thereto, or the omission or alleged omission to state or incorporate by reference therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, to the extent that such untrue or allegedly untrue statement or omission or alleged omission relates to Liberty, the Liberty Media Group (other than Livewire), AT&T or any member of the Common Stock Group (collectively, "Liberty Liabilities").

     6.2. LIVEWIRE INDEMNIFICATION. Livewire and VSC shall indemnify and defend Liberty and hold Liberty harmless from and against any and all Livewire Liabilities, including without limitation any Liabilities arising from or in connection with (i) any Liabilities of VSC or (ii) any VSC Stock Options or Carryover Options.


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     6.3. LIBERTY INDEMNIFICATION. Liberty shall indemnify and defend Livewire and VSC and hold Livewire and VSC harmless from and against any and all Liberty Liabilities.

ARTICLE VII. TERMINATION.

     If the Merger Agreement shall terminate for any reason in accordance with
Section 9.1 of the Merger Agreement, then either party shall have the right to terminate this Agreement, effective on written notice of such termination to the other party; PROVIDED, HOWEVER, that the party terminating this Agreement shall not have been in breach of or default under the Merger Agreement at the time that the Merger Agreement was terminated, and PROVIDED, FURTHER, that the provisions of Articles VI and VIII of this Agreement shall survive any such termination .

ARTICLE VIII. MISCELLANEOUS.

     8.1. NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by telegram or confirmed telex or telecopier, as follows:

          (a)      If to Liberty:

                            Liberty Media Corporation
                            9197 South Peoria Street
                            Englewood, CO 80112
                            Attention: General Counsel
                            Facsimile: (720) 875-5382

          (b)      If to Livewire:

                            Liberty Livewire Corporation
                            520 Broadway
                            Santa Monica, CA 90401
                            Attention: General Counsel
                            Facsimile: (310) 434-7005

or to such other person or address as any party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery or on the third business day after the mailing thereof, except that any notice of a change of address shall be effective only upon actual receipt thereof.


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     8.2. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, between the parties with respect to such subject matter.

     8.3. ASSIGNMENT; BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any party (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the immediately preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     8.4. HEADINGS. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     8.5. COUNTERPARTS. This Agreement may be executed in counterparts, and on separate counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

     8.6. APPLICABLE LAW. This Agreement and the legal relations between the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly therein.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as ofthe date first above written.


                                 LIBERTY LIVEWIRE CORPORATION



                                 By:      _________________________
                                          Name:
                                          Title:


                                 LIBERTY MEDIA CORPORATION



                                 By:      _________________________
                                          Name:
                                          Title:


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